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EXHIBIT 1A-12

LEGAL OPINION OF KENDALL ALMERICO

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ALMERICO LAW

KENDALL A. ALMERICO P.A.

ATTORNEY AT LAW

CROWDFUNDING LAW w JOBS ACT w REGULATION A w REGULATION CF w PRIVATE EQUITY w CORPORATE LAW

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December 14, 2020

370 Legacy, Inc. - Manager

8545 W. Warm Springs Road, Ste A4 #192

Las Vegas, NV 89113

Re: 370 Markets LLC d/b/a Rares Markets

Dear Sirs:

In connection with the Regulation A offering of various Series of Shares as set out in the Offering circular dated Class B Common Stock for Evolution Development Group, Inc. dated December 14, 2020, please accept this letter as my opinion under the laws of the state of Delaware as to the legality of the securities covered by the Offering Statement.

It is my opinion that under the laws of the state of Delaware, the Series Holy Grail Membership Shares, Series Silicon Valley Membership Shares, Series Hova Membership Shares, Series Legacy Membership Shares, Series Speedboat Membership Shares, Series The Goats Membership Shares, Series North Carolina Membership Shares, Series Jordan Colorway Membership Shares, Series Deadstock Membership Shares, Series Born and Bred Membership Shares, Series Windy City Membership Shares, Series Air Force 1Membership Shares, and Series Mamba Membership Shares offered will, when sold, be legally issued, fully paid and non-assessable.

Very truly yours,

/s/ Kendall A. Almerico

Kendall A. Almerico

Washington DC Office     1440 G Street NW     Washington DC 20005

Office: (202) 370-1333

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E-mail: AlmericoLaw@gmail.com

www.Almerico.com

Member of the Florida Bar

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